SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                                (Amendment No. 2)


                         Firearms Training Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


               Class A Common Stock, par value $0.000006 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   318120-10-2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


              Scott Perekslis                  Mark E. Thierfelder, Esq.
      Centre Partners Management LLC              O'Melveny & Myers LLP
     30 Rockefeller Plaza, Suite 5050              Times Square Tower
            New York, NY 10020                       7 Times Square
              (212) 332-5800                       New York, NY 10036
                                                     (212) 326-2000
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                  June 26, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

         Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

----------------------------                         ---------------------------
CUSIP No. 318120-10-2                 13D                     Page 2 of 11 Pages
----------------------------                         ---------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Centre Capital Investors II, L.P.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  [ ]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                     [ ]

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES               7    SOLE VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON               0
WITH                        ----------------------------------------------------
                               8    SHARED VOTING POWER

                                    26,339,374
                            ----------------------------------------------------
                               9    SOLE DISPOSITIVE POWER

                                    0
                            ----------------------------------------------------
                              10    SHARED DISPOSITIVE POWER

                                    26,339,374
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         26,339,374
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                   [X]**

--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         35.7%
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


** The aggregate amount in Row 11 excludes shares that the Reporting Person may be deemed to beneficially own as a member of those groups as to which the Reporting Person disclaims membership in Item 2 of the Statement (as defined below).

----------------------------                         ---------------------------
CUSIP No. 318120-10-2                 13D                     Page 3 of 11 Pages
----------------------------                         ---------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Centre Capital Tax-Exempt Investors II, L.P.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  [ ]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                     [ ]

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES               7    SOLE VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON               0
WITH                        ----------------------------------------------------
                               8    SHARED VOTING POWER

                                    2,944,422
                            ----------------------------------------------------
                               9    SOLE DISPOSITIVE POWER

                                    0
                            ----------------------------------------------------
                              10    SHARED DISPOSITIVE POWER

                                    2,944,422
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,944,422
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                   [X]**

--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.2%
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


** The aggregate amount in Row 11 excludes shares that the Reporting Person may be deemed to beneficially own as a member of those groups as to which the Reporting Person disclaims membership in Item 2 of the Statement (as defined below).

----------------------------                         ---------------------------
CUSIP No. 318120-10-2                 13D                     Page 4 of 11 Pages
----------------------------                         ---------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Centre Capital Offshore Investors II, L.P.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  [ ]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                     [ ]

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES               7    SOLE VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON               0
WITH                        ----------------------------------------------------
                               8    SHARED VOTING POWER

                                    5,219,372
                            ----------------------------------------------------
                               9    SOLE DISPOSITIVE POWER

                                    0
                            ----------------------------------------------------
                              10    SHARED DISPOSITIVE POWER

                                    5,219,372
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         5,219,372
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                   [X]**

--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.4%
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


** The aggregate amount in Row 11 excludes shares that the Reporting Person may be deemed to beneficially own as a member of those groups as to which the Reporting Person disclaims membership in Item 2 of the Statement (as defined below).

----------------------------                         ---------------------------
CUSIP No. 318120-10-2                 13D                     Page 5 of 11 Pages
----------------------------                         ---------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Centre Partners Coinvestment L.P.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  [ ]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                     [ ]

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES               7    SOLE VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON               0
WITH                        ----------------------------------------------------
                               8    SHARED VOTING POWER

                                    3,822,535
                            ----------------------------------------------------
                               9    SOLE DISPOSITIVE POWER

                                        0
                            ----------------------------------------------------
                              10    SHARED DISPOSITIVE POWER

                                    3,822,535
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,822,535
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                   [X]**

--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.4%
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


** The aggregate amount in Row 11 excludes shares that the Reporting Person may be deemed to beneficially own as a member of those groups as to which the Reporting Person disclaims membership in Item 2 of the Statement (as defined below).

----------------------------                         ---------------------------
CUSIP No. 318120-10-2                 13D                     Page 6 of 11 Pages
----------------------------                         ---------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Centre Partners II, L.P.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  [ ]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                     [ ]

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES               7    SOLE VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON               0
WITH                        ----------------------------------------------------
                               8    SHARED VOTING POWER

                                    34,503,168
                            ----------------------------------------------------
                               9    SOLE DISPOSITIVE POWER

                                    0
                            ----------------------------------------------------
                              10    SHARED DISPOSITIVE POWER

                                    34,503,168
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         34,503,168
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                   [X]**

--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         46.1%
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


** The aggregate amount in Row 11 excludes shares that the Reporting Person may be deemed to beneficially own as a member of those groups as to which the Reporting Person disclaims membership in Item 2 of the Statement (as defined below).

----------------------------                         ---------------------------
CUSIP No. 318120-10-2                 13D                     Page 7 of 11 Pages
----------------------------                         ---------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Centre Partners II, L.L.C.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  [ ]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                     [ ]

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES               7    SOLE VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON               0
WITH                        ----------------------------------------------------
                               8    SHARED VOTING POWER

                                    38,954,015
                            ----------------------------------------------------
                               9    SOLE DISPOSITIVE POWER

                                    0
                            ----------------------------------------------------
                              10    SHARED DISPOSITIVE POWER

                                    38,954,015
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         38,954,015
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                   [X]**

--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         51.7%
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


** The aggregate amount in Row 11 excludes shares that the Reporting Person may be deemed to beneficially own as a member of those groups as to which the Reporting Person disclaims membership in Item 2 of the Statement (as defined below).

----------------------------                         ---------------------------
CUSIP No. 318120-10-2                 13D                     Page 8 of 11 Pages
----------------------------                         ---------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Centre Partners Management LLC
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  [ ]
                                                                      (b)  [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                     [ ]

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES               7    SOLE VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON               106,700
WITH                        ----------------------------------------------------
                               8    SHARED VOTING POWER

                                    38,954,015
                            ----------------------------------------------------
                               9    SOLE DISPOSITIVE POWER

                                    106,700
                            ----------------------------------------------------
                              10    SHARED DISPOSITIVE POWER

                                    38,954,015
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         39,060,715
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                   [X]**

--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         51.8%
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


** The aggregate amount in Row 11 excludes shares that the Reporting Person may be deemed to beneficially own as a member of those groups as to which the Reporting Person disclaims membership in Item 2 of the Statement (as defined below).

         This Schedule 13D/A (Amendment No. 2) amends and supplements the Statement on Schedule 13D dated May 2, 2002 (as amended by the Schedule 13D/A (Amendment No. 1) dated May 16, 2002, the "Statement"), filed by Centre Capital Investors II, L.P. ("Centre Capital"), Centre Capital Tax-Exempt Investors II, L.P. ("Centre Tax-Exempt"), Centre Capital Offshore Investors II, L.P. ("Centre Offshore"), Centre Partners Coinvestment L.P. ("Centre Coinvestment"), Centre Partners II, L.P. ("Centre Partners LP"), Centre Partners II, L.L.C. ("Centre Partners LLC") and Centre Partners Management LLC ("Centre Management") with respect to the common stock, $0.000006 par value (the "Common Stock"), of Firearms Training Systems, Inc. (the "Company"). Capitalized terms used herein without definition have the meanings ascribed to them in the Statement.

         Item 5.  Interest in Securities of the Issuer.

         Item 5(a) of the Statement is hereby amended and restated as follows:

         (a) The percentages of outstanding Common Stock of the Company reported in this Item 5 are based on the assumption that there are 70,153,159 shares of Common Stock outstanding, which reflects the number of outstanding shares of Common Stock reported by the Company in its Quarterly Report on Form 10-Q for the quarter ended December 31, 2003.

         As of May 19, 2003, (i) Centre Capital directly beneficially owns an aggregate of 26,339,374 shares of Common Stock, 22,764,141 of which are directly held by Centre Capital, 1,372,619 of which are issuable upon the exercise of New Warrants directly held by Centre Capital, and 2,202,614 of which are issuable upon the exercise of Amended Warrants directly held by Centre Capital, (ii) Centre Tax-Exempt directly beneficially owns an aggregate of 2,944,422 shares of Common Stock, 2,544,773 of which are directly held by Centre Tax-Exempt, 153,446 of which are issuable upon the exercise of New Warrants directly held by Centre Tax-Exempt, and 246,203 of which are issuable upon the exercise of Amended Warrants directly held by Centre Tax-Exempt, (iii) Centre Offshore directly beneficially owns an aggregate of 5,219,372 shares of Common Stock, 4,510,859 of which are directly held by Centre Offshore, 271,989 of which are issuable upon the exercise of New Warrants directly held by Centre Offshore, and 436,524 of which are issuable upon the exercise of Amended Warrants directly held by Centre Offshore, and (iv) Centre Coinvestment directly beneficially owns an aggregate of 3,822,535 shares of Common Stock, 3,316,897 of which are directly held by Centre Coinvestment, 201,946 of which are issuable upon the exercise of New Warrants directly held by Centre Coinvestment, and 303,692 of which are issuable upon the exercise of Amended Warrants directly held by Centre Coinvestment. Based on the foregoing, Centre Capital, Centre Tax-Exempt, Centre Offshore, and Centre Coinvestment may be deemed to own directly and beneficially 35.7%, 4.2%, 7.4%, and 5.4% of the outstanding Common Stock (calculated after giving effect to the exercise of their respective New Warrants and the Amended Warrants), respectively.

         As of May 19, 2003, (i) Centre Partners LP may be deemed to share indirect beneficial ownership of an aggregate of 34,503,168 shares of Common Stock, or 46.1% of the outstanding Common Stock (calculated after giving effect to the exercise of the New Warrants and Amended Warrants of Centre Capital, Centre Tax-Exempt and Centre Offshore), (ii) Centre Partners LLC may be deemed to share indirect beneficial ownership of an aggregate of 38,954,015 shares of Common Stock, or 51.7% of the outstanding Common Stock (calculated after giving effect to the exercise of all New Warrants, Amended Warrants and Centre Partners LLC Warrants), and (iii) Centre Management may be deemed to share indirect beneficial ownership of an aggregate of 39,060,715 shares of Common Stock, or 51.8% of the outstanding Common Stock (calculated after giving effect to the exercise of all New Warrants, Amended Warrants, Centre Partners LLC Warrants and Centre Management Options). Centre Partners LP, Centre Partners LLC, and Centre Management, however, disclaim all such beneficial ownership.

                                  Pag 9 of 14

         Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         Item 6 of the Statement is hereby amended by adding the following thereto:

         The Centre Holders, the other Lenders and the Agent entered into a First Amendment to Voting and Stock Restriction Agreement dated as of June 26, 2003, which extends the date on which the Voting Agreement terminates from April 1, 2004 to the day that all obligations under the senior secured loans and the junior secured loans under the Credit Agreement are paid and satisfied in full. The foregoing summary of the First Amendment to Voting and Stock Restriction Agreement is qualified in its entirety by reference to Exhibit 11, which is hereby incorporated by reference.

         Item 7.  Material to be Filed as Exhibits.

         Item 7 of the Statement is hereby amended by adding the following exhibits thereto:

         Exhibit 11: First Amendment to Voting and Stock Restriction Agreement dated as of June 26, 2003 among the financial institutions listed on the signature pages hereto and Bank of America, N.A., as Agent. (Incorporated by reference to Exhibit 7(3) to the Statement on Schedule 13D (Amendment No. 1) filed on April 15, 2004 by Bank of America Corporation, NB Holdings Corporation, Bank of America, N.A., Banc of America Strategic Solutions, Inc. and BANA (#1) LLC with respect to the Company's Common Stock.)

         Exhibit 12: Joint Filing Agreement dated as of May 19, 2004 by and among Centre Capital Investors II, L.P., Centre Capital Tax-Exempt Investors II, L.P., Centre Capital Offshore Investors II, L.P., Centre Partners Coinvestment L.P., Centre Partners II, L.P., Centre Partners II, L.L.C. and Centre Partners Management LLC.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 19, 2004

                                    CENTRE CAPITAL INVESTORS II, L.P.

                                       By: Centre Partners II, L.P.,
                                           its general partner

                                           By: Centre Partners Management LLC,
                                               Attorney-in-fact


                                               By: /s/ SCOTT PEREKSLIS
                                                   -----------------------------
                                                   Name:  Scott Perekslis
                                                   Title: Managing Director


                                    CENTRE CAPITAL TAX-EXEMPT INVESTORS II, L.P.

                                       By: Centre Partners II, L.P.,
                                           its general partner

                                           By: Centre Partners Management LLC,
                                               Attorney-in-fact


                                               By: /s/ SCOTT PEREKSLIS
                                                   -----------------------------
                                                   Name:  Scott Perekslis
                                                   Title: Managing Director


                                    CENTRE CAPITAL OFFSHORE INVESTORS II, L.P.

                                       By: Centre Partners II, L.P.,
                                           its general partner

                                           By: Centre Partners Management LLC,
                                               Attorney-in-fact


                                               By: /s/ SCOTT PEREKSLIS
                                                   -----------------------------
                                                   Name:  Scott Perekslis
                                                   Title: Managing Director

                                    CENTRE PARTNERS COINVESTMENT L.P.

                                       By: Centre Partners II, L.L.C.,
                                           its general partner

                                           By: Centre Partners Management LLC,
                                               Attorney-in-fact


                                               By: /s/ SCOTT PEREKSLIS
                                                   -----------------------------
                                                   Name:  Scott Perekslis
                                                   Title: Managing Director


                                    CENTRE PARTNERS II, L.P.

                                       By: Centre Partners Management LLC,
                                           Attorney-in-fact


                                           By: /s/ SCOTT PEREKSLIS
                                               ---------------------------------
                                               Name:  Scott Perekslis
                                               Title: Managing Director


                                    CENTRE PARTNERS II, L.L.C.

                                       By: Centre Partners Management LLC,
                                           Attorney-in-fact


                                           By: /s/ SCOTT PEREKSLIS
                                               ---------------------------------
                                               Name:  Scott Perekslis
                                               Title: Managing Director


                                    CENTRE PARTNERS MANAGEMENT LLC


                                       By: /s/ SCOTT PEREKSLIS
                                           -------------------------------------
                                           Name:  Scott Perekslis
                                           Title: Managing Director

                                                                      Exhibit 12
                                                                      ----------

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of a statement on Schedule 13D (including amendments thereto) with respect to shares of Class A Common Stock, par value $0.000006 per share, of Firearms Training Systems, Inc. on behalf of each of Centre Capital Investors II, L.P., Centre Capital Tax-Exempt Investors II, L.P., Centre Capital Offshore Investors II, L.P., Centre Partners Coinvestment L.P., Centre Partners II, L.P., Centre Partners II, L.L.C. and Centre Partners Management LLC, and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 19th day of May 2004.

                               CENTRE CAPITAL INVESTORS II, L.P.

                                    By:   Centre Partners II, L.P.,
                                          its general partner


                                          By:   Centre Partners Management LLC,
                                                Attorney-in-fact

                                                 By: /s/ SCOTT PEREKSLIS
                                                     ---------------------------
                                                 Name:  Scott Perekslis
                                                 Title: Managing Director

                               CENTRE CAPITAL TAX-EXEMPT INVESTORS II, L.P.

                                    By:   Centre Partners II, L.P.,
                                          its general partner


                                          By:   Centre Partners Management LLC,
                                                Attorney-in-fact

                                                 By: /s/ SCOTT PEREKSLIS
                                                     ---------------------------
                                                 Name:  Scott Perekslis
                                                 Title: Managing Director

                               CENTRE CAPITAL OFFSHORE INVESTORS II, L.P.

                                    By: Centre Partners II, L.P.,
                                        its general partner

                                          By:   Centre Partners Management LLC,
                                                Attorney-in-fact

                                                 By: /s/ SCOTT PEREKSLIS
                                                     ---------------------------
                                                 Name:  Scott Perekslis
                                                 Title: Managing Director

                               CENTRE PARTNERS COINVESTMENT L.P.

                                    By:    Centre Partners II, L.L.C.,
                                           its general partner


                                           By:   Centre Partners Management LLC,
                                                 Attorney-in-fact

                                                 By: /s/ SCOTT PEREKSLIS
                                                     ---------------------------
                                                 Name:  Scott Perekslis
                                                 Title: Managing Director

                               CENTRE PARTNERS II, L.P.

                                    By:    Centre Partners Management LLC,
                                           Attorney-in-fact

                                            By:  /s/ SCOTT PEREKSLIS
                                                 -------------------------------
                                            Name:  Scott Perekslis
                                            Title: Managing Director

                               CENTRE PARTNERS II, L.L.C.

                                    By:    Centre Partners Management LLC,
                                           Attorney-in-fact

                                            By:  /s/ SCOTT PEREKSLIS
                                                 -------------------------------
                                            Name:  Scott Perekslis
                                            Title: Managing Director

                               CENTRE PARTNERS MANAGEMENT LLC

                                    By: /s/ SCOTT PEREKSLIS
                                        -----------------------------------
                                    Name:  Scott Perekslis
                                    Title: Managing Director